Exhibit 99.1

          Impairment Charge Produces Third Quarter Loss for Sanchez;
              Excluding Charge, Company Reports Operating Profit

    MALVERN, Pa., Oct. 28 /PRNewswire-FirstCall/ -- Sanchez Computer Associates Inc. (Nasdaq: SCAI) today reported quarterly revenues of $25.2 million and a net loss of $9.4 million, or $(0.35) per share, for the third quarter ended Sept. 30, 2003.
    The loss, as pre-announced Oct. 17, included the company taking a non-cash impairment charge of $9.5 million related to the July 2002 acquisition of Spectra Securities Software, now Sanchez's Wealth Management Division. Excluding the impairment charge, the company posted positive earnings from operations.
    Third quarter 2003 revenue of $25.2 million was flat with 2002's third quarter revenue. However, 2002's third quarter revenue included approximately $3.1 million related to the settlement of an outstanding receivable.
    Comparing the company's key revenue lines, 2003's third quarter product revenue increased from $4.1 million in 2002 to $7.1 million. Product revenue was primarily generated by license revenue recognized from the company's two large, on-going implementation projects - Krung Thai Bank in Thailand and Scotiabank in Canada, license revenue from the company's Wealth Management Division, expansions from existing clients and the accretion of previously deferred license revenue.
    Services revenue declined approximately 29 percent from $10.2 million to $7.3 million third quarter over comparable third quarter. However, 2002's third quarter services revenue included the settlement previously described in this announcement. Third quarter processing revenue, generated from Sanchez's Outsourcing Division, decreased slightly quarter over comparable quarter to $4.6 million from $4.7 million. Software maintenance fees and other revenue increased approximately 10 percent from $4.5 million to $5.0 million for the same comparable period.
    Services margins, which reached 46 percent in the third quarter of 2002, decreased to 18 percent in the third quarter of 2003. Processing margins decreased from 12 percent to 4 percent for the same comparable period.
    To help improve future operating margin performance, the company has taken steps to reduce its cost base by approximately $8 million annually. The company will achieve these cost savings primarily through a reduction in its workforce and broad-based salary reductions. The company expects to take a restructuring charge of approximately $1.3 million in the fourth quarter of 2003. The cost reductions are targeted for completion by year end. Additionally, the company plans to further reduce its costs through the increased use of offshore resources for product development, testing, implementation and custom services.
    The company posted a net loss of $9.4 million, or $(0.35) per share, for 2003's third quarter compared to net earnings of $1.3 million, or $0.05 per share, recorded in 2002's third quarter.
    Sanchez's cash position at Sept. 30 remained strong at $28 million. The company's days sales outstanding as of Sept. 30 were 64, which was up from 54 as of June 30.
    The company's business backlog at Sept. 30 was $78.6 million. The company had a balance of $22.3 million in deferred product and services revenue related to outsourcing contracts with a deferred margin balance of $6.4 million. Deferred product and services revenue is part of the company's future revenue stream and is included in the company's backlog of business. Deferred revenue, unrecognized license fees, maintenance contracts, and recurring processing revenue from outsourcing contracts enhance the company's visibility on future revenues.

    Divisional Reporting
    Based on the company's divisional unit reporting structure, implemented in 2003's first quarter, the company's Banking Solutions Division reported revenue of $10.3 million for the third quarter 2003. Software licenses, enhancement, and maintenance fees generate revenue for this division. The Wealth Management Division reported revenue of $2.4 million, which is composed primarily of software license, enhancement, and maintenance fees derived from wealth management products.
    The Outsourcing Division reported revenue of $5.7 million, which is composed of fees generated from processing and services provided to clients using the outsourcing platform. The Global Services Division reported revenue of $5.6 million, which is composed of fees related to banking implementations, product customization projects, training, project management and consulting.

    Adjusted 2003 Fourth Quarter Forecast
    The company has adjusted its fourth quarter forecast to reflect current expectations. For 2003's fourth quarter, the company forecasts a revenue range of $22 million to $24 million with an estimated loss of $0.02 to $0.05 per share, which includes the company's estimated fourth quarter's restructuring charge of $1.3 million.
    "The growth we had forecast for 2003 was dependent upon an increase of discretionary IT spending by the world's largest banks for core processing solutions. This remains a challenge for the company," said Frank R. Sanchez, CEO of the company. "Independent of when the large bank market turns in our favor, and we believe that it will, this company has taken steps to reduce its annual operating costs and has positioned itself to significantly improve its operating margins for 2004."

    Conference Call Information
    The company has scheduled a conference call today at 5 p.m. Eastern Standard Time (EST) to discuss the results and the company's expectations for future performance. For listen-only access to the conference call, please call the toll-free conference number, 800-223-9488 by 4:50 p.m. EST, and reference the conference ID - "Sanchez." Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:45 p.m. EST) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through Nov. 30.
    A telephone replay also will be available two hours after the conference call through Nov. 12, and can be accessed by calling toll free: 800-839-4198. In addition, a transcript will be available 48 hours later and will be posted on the company's Web site.

    About Sanchez
    Sanchez Computer Associates Inc. (Nasdaq: SCAI), headquartered in Malvern, Pa., is a global leader in developing software and services that provide banking, securities, customer integration, wealth management, and outsourcing solutions to nearly 400 financial institutions in 22 countries. For more information, visit www.sanchez.com.

    This news release contains forward-looking statements about Sanchez and may include, without limitation, statements concerning Sanchez's expectations of the impact of 2003's third quarter impairment charge on the company's performance and the expected benefit of the cost-reduction plans. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2002, which was filed with the Securities and Exchange Commission (SEC) on March 31, 2003, and other Sanchez filings with the SEC. The company assumes no obligation to update any forward-looking statements. Sanchez and Sanchez Profile are trademarks of Sanchez Computer Associates Inc. All other company and product names may be trademarks of their respective organizations.


                      SANCHEZ COMPUTER ASSOCIATES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                          (all amounts in thousands)

                                           Sept. 30, 2003    Dec. 31, 2002
                                            (unaudited)

    Cash and cash equivalents                $  27,994        $  32,717
    Accounts receivable, net                    14,233           12,993
    Contracts in process                         3,742            4,851
    Deferred product and service expense        10,723            8,343
    Other current assets                         7,658            7,092
      Total current assets                      64,350           65,996

    Property and equipment, net                  4,862            5,528
    Deferred product and service expense         5,183           11,496
    Goodwill and intangibles, net               25,636           32,350
    Other non-current assets                     5,431            5,727
      Total assets                           $ 105,462        $ 121,097

    Deferred revenue                         $  24,867        $  22,804
    Other current liabilities                   11,733           13,388
      Total current liabilities                 36,600           36,192

    Deferred revenue                             6,990           18,150
    Minority interest                              190              209
    Shareholders' equity                        61,682           66,546
      Total liabilities and shareholders'
       equity                                $ 105,462        $ 121,097

    Note: Certain amounts have been reclassified to conform to the current presentation.



                      SANCHEZ COMPUTER ASSOCIATES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
           (all amounts in thousands, except for per share amounts)
                                 (unaudited)

                                Three Months Ended       Nine Months Ended
                                    Sept. 30,                Sept. 30,
                                2003         2002         2003        2002
    Revenues:
      Products               $  7,112     $  4,132     $ 19,073    $ 10,813
      Services                  7,264       10,232       20,560      25,102
      Processing                4,557        4,743       13,837      13,835
      Software maintenance
       fees & other             5,015        4,546       15,295      12,689
      Reimbursables             1,211        1,562        3,439       4,434
    Total revenues             25,159       25,215       72,204      66,873

    Operating expenses:
      Product development       5,666        4,483       16,120      11,377
      Product support           1,629        1,652        4,903       4,417
      Services                  5,955        5,541       16,678      14,695
      Processing                4,358        4,154       12,099      12,302
      Sales and marketing       3,123        2,933        9,948       9,295
      General, administrative
       & other                  3,155        2,696        8,840       8,234
      Customer reimbursements   1,211        1,562        3,439       4,434
      Impairment charge         9,500           --        9,500          --
      Restructuring charge         --          752          316         752
    Total operating expenses   34,597       23,773       81,843      65,506

    Earnings (loss) from
     operations                (9,438)       1,442       (9,639)      1,367
    Interest income, net           67          147          219         890
    Gain on investment             --           --          156          --
    Foreign exchange               12          134         (194)        134
    Earnings (loss) before
     income taxes              (9,359)       1,723       (9,458)      2,391
    Income tax provision           74          409           23         629

    Net earnings (loss)      $ (9,433)    $  1,314     $ (9,481)   $  1,762

    Basic earnings (loss)
     per average common
     share                   $  (0.35)    $   0.05     $  (0.35)   $   0.07

    Diluted earnings (loss)
     per average common
     share                   $  (0.35)    $   0.05     $  (0.35)   $   0.07

    Weighted-average common
     shares outstanding        26,893       26,503       26,816      26,202

    Weighted-average common
     and dilutive shares
     outstanding               26,893       26,817       26,816      26,482

    Note: Certain amounts have been reclassified to conform to the current presentation.

     Contacts:   Todd Pittman                Greg Ryan
                 Chief Financial Officer     Investor Relations Officer
                 Tel: 1-610-578-4100         Tel: 1-610-578-4252
                 Fax 1-610-296-7371          Fax 1-610-296-7371
                 todd.pittman@sanchez.com    greg.ryan@sanchez.com

SOURCE  Sanchez Computer Associates Inc.
    -0-                             10/28/2003
    /CONTACT:  Todd Pittman, Chief Financial Officer, +1-610-578-4100, Fax:
+1-610-296-7371, todd.pittman@sanchez.com, or Greg Ryan, Investor Relations Officer, +1-610-578-4252, Fax: +1-610-296-7371, greg.ryan@sanchez.com, both of
Sanchez Computer Associates/
    /Web site:  http://www.sanchez.com /
    (SCAI)

CO:  Sanchez Computer Associates Inc.
ST:  Pennsylvania
IN:  CPR FIN STW MLM
SU:  ERN ERP CCA MAV